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Exhibit 99.1

EMBARGOED—FOR RELEASE 10-23-03, 3:00p CT

Contact:	Tim McKenna (investors) 314-746-1254 Tom Lange (U.S. media) 314-746-1236 Mylene Labrie (Canadian media) 514-864-5103 www.smurfit-stone.com

SMURFIT-STONE TO RATIONALIZE OPERATIONS AND CUT COSTS
IN RESPONSE TO MARKET CONDITIONS

        CHICAGO, October 23, 2003—Smurfit-Stone Container Corporation (Nasdaq: SSCC) today announced its plan to rationalize operations and further reduce costs in its containerboard mill, boxboard mill, and packaging operations in response to ongoing difficulties in the manufacturing economy. The company also announced a third quarter charge for a litigation reserve.

        Among its actions, the company plans to:

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  Permanently close its Thunder Bay, ON, corrugating medium mill and temporarily idle one of two paper machines at its Jacksonville, FL, containerboard mill;

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  Permanently close one of two paper machines at its Philadelphia, PA, coated recycled boxboard mill; and

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  Continue to reduce the cost and asset base of its corrugated container and consumer packaging operations over the next 18 months, including the potential consolidation of some facilities.

        The rationalization process will result in a workforce reduction of approximately 1,400 employees over the next 18 months. Smurfit-Stone expects to realize annual savings of approximately $140 million as a result of these actions. The company expects to take a pre-tax charge of approximately $100 million in the fourth quarter as a result of the rationalizations and cost cutting activities during this period, approximately $85 million of which is a non-cash charge related to the write down of fixed assets at Thunder Bay and Philadelphia. The charges are estimates that will be finalized during the fourth quarter.

        "The steps we are taking today, while extremely difficult, address the realities Smurfit-Stone faces in today's market environment and will better position our company for long-term growth and success," said Patrick J. Moore, Smurfit-Stone chairman, president and chief executive officer. "The manufacturing economy in general and the packaging sector in particular face new market realities. These realities are key factors in the actions announced today. Other considerations, including operating costs, strategic fit, and our ability to continue to deliver quality products and services to our customers, also were part of the decision-making process."

        One of the major long-term issues confronting Smurfit-Stone's packaging operations is the slowing demand for packaging in the U.S. as manufacturing is being shifted overseas.

        "The manufacturing component of the U.S. economy is changing," Moore said. "The number of goods imported into the U.S. has risen dramatically. Those goods are packaged overseas, resulting in less demand for U.S.-manufactured corrugated containers."

        Closing the Thunder Bay facility, which produces recycled medium, and idling production on the No. 1 paper machine at Jacksonville, will reduce Smurfit-Stone's annual containerboard capacity by about 515,000 tons, or six percent. The No. 2 machine at Jacksonville, which currently manufactures recycled linerboard and is more efficient, will be modified to produce corrugating medium.

        Smurfit-Stone plans to permanently close the No. 5 machine at its Philadelphia boxboard mill, which will reduce the company's annual coated boxboard capacity by approximately 70,000 tons, or 12 percent. Philadelphia's No. 6 machine will continue to serve the mill's customer base.

        The company will continue to evaluate system-wide packaging requirements on an ongoing basis.

Smurfit-Stone to Take Third Quarter Charge

        Smurfit-Stone also announced that it will take a third quarter pre-tax charge of $60 million, or approximately 15 cents per diluted share, to reserve for certain class actions and related cases pending against the company's principal subsidiaries and other containerboard manufacturers alleging a conspiracy during 1993-95 in violation of the antitrust laws. The company continues to believe that the allegations are without merit, and is vigorously defending these cases.

Third Quarter Earnings Announcement October 29

        Smurfit-Stone will announce third quarter earnings results Wednesday, October 29, prior to the market open. The company will discuss the earnings results in a webcast beginning at 8:00 a.m. CT. Those interested in listening to the webcast can do so by going to www.smurfit-stone.com and clicking on the Investors tab.

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This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

Smurfit-Stone Container Corporation (NASDAQ: SSCC) is the industry's leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 260 facilities, located primarily in the US, Canada and Mexico, and employs approximately 38,000 people.

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SMURFIT-STONE TO RATIONALIZE OPERATIONS AND CUT COSTS IN RESPONSE TO MARKET CONDITIONS